Exhibit 8.1

Squire Patton Boggs (US) LLP 201 E. Fourth St., Suite 1900 Cincinnati, Ohio 45202

O +1 513 361 1200
F +1 513 361 1201 squirepattonboggs.com

September 7, 2021

Compass Diversified Holdings

301 Riverside Avenue

Second Floor

Westport, Connecticut 06880

Compass Group Diversified Holdings LLC

301 Riverside Avenue

Second Floor

Westport, Connecticut 06880

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Compass Diversified Holdings (the “Trust”) and Compass Group Diversified Holdings LLC (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-3 (the “Registration Statement”), which is being filed with the Commission on the date hereof, and of which the prospectus forms a part (the “Prospectus”). The Registration Statement relates to the offering of common and preferred shares representing beneficial interests in the Trust (respectively, the “Common Shares” and “Preferred Shares”). Each Common Share of the Trust corresponds to one common trust interest of the Company held by the Trust. Each Preferred Share of the Trust corresponds to one trust preferred interest of the Company held by the Trust.

In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including, the Prospectus and the Registration Statement and the originals or copies, certified or otherwise identified to our satisfaction, of corporate records of the Trust and the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

We have reviewed the statements set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement and hereby advise you that, to the extent such statements constitute statements of law or indicate the statements are legal conclusions drawn by us from an application of the law to the present facts, such statements represent the opinion of Squire Patton Boggs (US) LLP as to the United States federal income tax matters as of the date hereof.

We express no opinions other than those expressed herein and identified in the Prospectus or the Registration Statement. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be used or relied upon for any other purpose without our prior express written consent. We hereby consent to the use of this letter as an exhibit to the Registration Statement and to references therein to us. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully Submitted,

/s/ Squire Patton Boggs (US) LLP